EXHIBIT 16.1

Letter Regarding Change in Certifying Accountant

(Letterhead of KPMG LLP Appears Here)

January 16, 2014

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for National Western Life Insurance Company (the Company) and, under the date of March 18, 2013, we reported on the consolidated balance sheets of the Company as of December 31, 2012 and 2011, and the related consolidated statements of earnings, comprehensive income (loss), stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012. On January 10, 2014, we were notified that National Western Life Insurance Company engaged BKD LLP (BKD) as its principal accountant for the year ending December 31, 2014 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audits of the Company's consolidated financial statements and statutory financial statements as of and for the year ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, and the issuance of our reports thereon. We have read the Company's statements included under Item 4.01 of its Form 8-K dated January 16, 2014, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the change was approved by the Board of Directors and we are not in a position to agree or disagree with the Company's statement that BKD was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's consolidated financial statements, statutory financial statements, or the effectiveness of internal control over financial reporting.

Very truly yours,

/S/KPMG LLP